UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2017

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On May 2, 2017, Enterprise Products Partners L.P. (“Enterprise” or the “Partnership”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three months ended March 31, 2017, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 26, 2017, the sole member of Enterprise Products Holdings LLC (the “General Partner”), a Delaware limited liability company and the general partner of the Partnership, executed Amendment No. 1 (the “Amendment”) to the General Partner’s Fifth Amended and Restated Limited Liability Company Agreement dated September 7, 2011 to add certain provisions addressing conflicts of interest. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 hereto and incorporated by reference herein.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three months ended March 31, 2017.  This information is not a comprehensive statement of our financial results for the quarterly period ended March 31, 2017, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three months ended March 31, 2017 are finalized.

Forward-Looking Statements

Certain matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – First Quarter 2017 Results (Unaudited)

On May 2, 2017, Enterprise announced its consolidated financial results for the three months ended March 31, 2017.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended March 31,
	2017	2016
	(Unaudited)
Selected Income Statement Data:
Revenues	$7,320.4	$5,005.3
Costs and expenses	6,383.6	4,190.8
Equity in income of unconsolidated affiliates	94.8	101.1
Operating income	1,031.6	915.6
Interest expense	249.3	240.6
Provision for income taxes	6.0	8.4
Net income	771.0	670.2
Net income attributable to noncontrolling interests	10.3	9.0
Net income attributable to limited partners	760.7	661.2

Earnings per unit, fully diluted	$0.36	$0.32

Gross Operating Margin by Segment:
NGL Pipelines & Services	$856.0	$783.7
Crude Oil Pipelines & Services	264.6	202.3
Natural Gas Pipelines & Services	170.9	177.7
Petrochemical & Refined Products Services	181.8	154.8
Total segment gross operating margin (1)	1,473.3	1,318.5
Net adjustment for shipper make-up rights (2)	(4.2)	5.8
Total gross operating margin	$1,469.1	$1,324.3

	March 31,	December 31,
	2017	2016
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$62.4	$63.1
Total assets	51,507.9	52,194.0
Total debt principal outstanding, including current maturities	23,624.8	23,901.6
Partners’ equity	22,579.3	22,047.0
Noncontrolling interests	220.7	219.0
(1)   Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(2)   Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the first quarter of 2017, depreciation, amortization and accretion expenses totaled $402 million, cash distributions received from unconsolidated affiliates were $103 million and the non-cash expense attributable to changes in the fair market value of the Liquidity Option Agreement was $6 million.  In addition, for the first quarter of 2017, our total capital investments were approximately $460 million, which includes $48 million of sustaining capital expenditures.

Review of Segment Performance for First Quarter 2017

NGL Pipelines & Services
Gross operating margin from the NGL Pipelines & Services segment increased 9 percent to a record $856 million for the first quarter of 2017 from $784 million for the first quarter of 2016.

Gross operating margin from Enterprise’s natural gas processing business and related natural gas liquids (“NGL”) marketing activities increased $44 million, or 19 percent, to $278 million for the first quarter of 2017, compared to $234 million for the first quarter of 2016.  Gross operating margin from the partnership’s natural gas processing plants increased approximately $21 million, primarily due to higher processing margins, including the impact of hedging activities.  Enterprise’s NGL marketing activities contributed $23 million to the increase in gross operating margin, primarily due to higher sales volumes. Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.5 billion cubic feet per day (“Bcf/d”) in the first quarter of 2017 compared to 4.8 Bcf/d in the first quarter of 2016.  Decreases in fee-based processing volumes from our South Texas and Meeker natural gas processing plants more than offset an increase from our South Eddy plant in the Delaware Basin, which began operations in May 2016.  The partnership’s equity NGL production increased to 150 thousand barrels per day (“MBPD”) this quarter from 145 MBPD for the first quarter of 2016.  An increase in equity NGL production from the South Eddy and Rocky Mountain plants was partially offset by lower equity NGL volumes extracted by our plants in South Texas.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $28 million, or 7 percent, to $455 million for the first quarter of 2017.  NGL pipeline transportation volumes were a record 3.2 million barrels per day (“BPD”) for the first quarter of 2017 compared to 3.0 million BPD for the same quarter of 2016.  The partnership’s total NGL marine terminal volumes were a record 569 MBPD for the first quarter of 2017 compared to 456 MBPD for the first quarter of 2016.

Higher fees from the partnership’s Mont Belvieu NGL and related product storage business led to a $16 million increase in gross operating margin this quarter.  Enterprise’s LPG export and ethane export terminals on the Houston Ship Channel and a related pipeline reported a combined $14 million increase in gross operating margin due to higher volumes.  Volumes at our LPG export terminal increased 53 MBPD this quarter compared to the same quarter in 2016, and we loaded 58 MBPD of ethane during the first quarter of 2017.  Transportation volumes on the related Houston Ship Channel Pipeline System increased 147 MBPD quarter-to-quarter.

Enterprise’s ATEX and Aegis ethane pipelines reported a $9 million increase in gross operating margin for the first quarter of 2017 compared to the first quarter of 2016, primarily due to a 31 MBPD increase in transportation volumes.  Committed volumes under long-term contracts on ATEX increased to 116 MBPD for 2017 from 104 MBPD in 2016.  Committed volumes are 131 MBPD under these contracts for 2018.

Partially offsetting these increases in gross operating margin was a $4 million decrease in gross operating margin from the South Texas NGL Pipeline System, primarily due to reduced producer activity in the Eagle Ford.

Enterprise’s NGL fractionation business reported gross operating margin of $123 million for each of the first quarters of 2017 and 2016.  Total NGL fractionation volumes were 799 MBPD this quarter compared to 836 MBPD for the same quarter in 2016.

Crude Oil Pipelines & Services
Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased 31 percent to $265 million for the first quarter of 2017 from $202 million for the first quarter of 2016.  Total crude oil pipeline volumes were 1.4 million BPD for each of the first quarters of 2017 and 2016.  Total crude oil marine terminal volumes were 475 MBPD for the first quarter of this year compared to 479 MBPD for the first quarter of last year.

Gross operating margin from Enterprise’s crude oil marketing and related activities increased $56 million in the first quarter of 2017 compared to the first quarter of 2016.  Approximately $33 million of this increase is associated with the non-cash, mark-to-market valuation on financial instruments related to blending activities.  The partnership had $20 million of mark-to-market gains in the first quarter of 2017 versus $13 million of mark-to-market losses in the first quarter of 2016.  The remainder of the $56 million increase in gross operating margin is primarily due to an increase in sales margins from crude oil marketing activities associated with our firm capacity on the Seaway Pipeline.

The partnership’s West Texas Pipeline System reported an $11 million increase in gross operating margin for the first quarter of 2017 compared to the first quarter of 2016 on a 17 MBPD increase in transportation volumes between the two periods.

Enterprise’s South Texas Crude Oil Pipeline System reported an $11 million decrease in gross operating margin for the first quarter of 2017 compared to the first quarter of 2016, primarily due to lower volumes.  Pipeline volumes decreased by 62 MBPD to 176 MBPD for the first quarter of 2017 compared to the same quarter of last year.

Natural Gas Pipelines & Services
Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $171 million for the first quarter of 2017 compared to $178 million for the first quarter of 2016.  Total natural gas transportation volumes were 11.4 trillion British thermal units per day (“TBtu/d”) for the first quarter of 2017 compared to 11.9 TBtu/d for the first quarter of 2016.

The Texas Intrastate system reported gross operating margin of $74 million for the first quarter of 2017 compared to $85 million for the first quarter of 2016.  This decrease was primarily due to lower average fees and volumes in the first quarter of 2017 compared to the first quarter of 2016.  Natural gas pipeline volumes for this system were 4.3 TBtu/d this quarter compared to 4.9 TBtu/d for the same quarter of last year.

The Jonah Gathering System reported a $7 million decrease in gross operating margin for the first quarter of 2017 compared to the same quarter of last year, primarily due to lower transportation volumes and fees.

The partnership’s Permian Basin Gathering System reported an $8 million increase in gross operating margin for the first quarter of 2017 from the first quarter of last year, attributable to increased producer drilling activity across the Permian Basin.  This system delivers natural gas to the two new processing plants Enterprise placed into service in 2016.

Petrochemical & Refined Products Services
Gross operating margin for the Petrochemical & Refined Products Services segment increased 18 percent to $182 million for the first quarter of 2017 from $155 million for the first quarter of 2016. Total segment pipeline transportation volumes were 827 MBPD for the first quarter of 2017 compared to 852 MBPD for the first quarter of last year.  Refined products and petrochemical marine terminal volumes were 399 MBPD for the first quarter of 2017 compared to 347 MBPD for the same quarter of last year.

Gross operating margin from Enterprise’s octane enhancement and high-purity isobutylene business increased $29 million for the first quarter of 2017 compared to the first quarter of 2016, primarily due to higher volumes.  In the first half of 2016, modifications to the octane enhancement facility were completed to mitigate the need for lengthy annual turnarounds.  With these improvements, the facility is now expected to have planned turnarounds, excluding catalyst replacements, once every three years as opposed to the historical need for annual turnarounds.  Total octane enhancement and high-purity isobutylene plant production was 20 MBPD for the first quarter of 2017 compared to 10 MBPD for the same quarter of 2016.

The partnership’s propylene business reported a $17 million increase in gross operating margin to $69 million for the first quarter of 2017 compared to $52 million for the first quarter of last year.  This increase in gross operating margin is primarily due to higher propylene sales margins and volumes and higher propylene fractionation fees at the Mont Belvieu plants.  Propylene fractionation volumes increased 16 percent to 80 MBPD this quarter from 69 MBPD for the first quarter of last year.  Gross operating margin for this business includes $8 million of pre-commissioning expenses associated with the PDH facility in the first quarter of 2017, which is expected to begin operations by mid-2017.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $77 million for the first quarter of 2017 compared to $87 million for the first quarter of 2016.  This decrease in gross operating margin was primarily due to lower transportation volumes and fees on the TE Products Pipeline.

Gross operating margin for Enterprise’s butane isomerization and related operations decreased $5 million, primarily due to lower butane isomerization volumes, which were 92 MBPD for the first quarter of 2017 compared to 110 MBPD for the first quarter of 2016.  One of the partnership’s three butane isomerization towers had 26 days of unplanned downtime during the first quarter of 2017, which contributed to the decrease in volumes.

Gross Operating Margin

We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

This Current Report references total gross operating margin, which is a non-generally accepted accounting principle (“non-GAAP”) financial performance measure.   The GAAP financial measure that is most directly comparable to total gross operating margin is operating income.   The following table presents a reconciliation of operating income to total gross operating margin for the periods indicated (dollars in millions):

	For the Three Months Ended March 31,
	2017	2016
Operating income (GAAP)	$1,031.6	$915.6
Adjustments to reconcile operating income to total gross operating margin:
Add depreciation, amortization and accretion expense	376.2	358.2
Add asset impairment and related charges in operating costs and expenses	11.2	1.7
Add net losses and subtract net gains attributable to asset sales and insurance recoveries	(0.3)	4.9
Add general and administrative costs	50.4	43.9
Total gross operating margin (non-GAAP)	$1,469.1	$1,324.3

Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100% basis before any allocation of earnings to noncontrolling interests.

Significant Recent Developments

Plans to Build Shin Oak NGL Pipeline from Permian Basin to Mont Belvieu, Texas
In April 2017, we announced plans to build a 571-mile pipeline to transport growing NGL production from the Permian Basin to our NGL fractionation and storage complex located in Mont Belvieu, Texas. The Shin Oak NGL pipeline will originate at our Hobbs facility in Gaines County, Texas. The 24-inch diameter pipeline is expected to have an initial design capacity of 250 MBPD and be expandable to 600 MBPD. The project is supported by long-term shipper commitments and is expected to be placed into service during the second quarter of 2019.

Plans to Develop Ethylene Storage and Transportation Projects
In April 2017, we announced two expansion projects that will further develop our ethylene infrastructure in the Houston, Texas area.  First, we plan to repurpose a large, high-capacity ethane storage well at our Mont Belvieu, Texas complex.  Following completion of this project, which is expected as early as the third quarter of 2018, the 5.3 MMBbl cavern will be able to inject/withdraw ethylene at a rate of 2,000 barrels per hour (“BPH”), expandable to 4,000 BPH. There are seven third party ethylene pipelines within two miles of the ethylene well, providing significant connectivity opportunities for the high-capacity system.

Further supporting our ethylene capabilities, we also plan to build a 24-mile, 12-inch diameter ethylene pipeline extending from Mont Belvieu to Bayport, Texas. The new pipeline would have the potential to connect both producing and consuming customers located south of the Houston Ship Channel to our facility in Mont Belvieu.  The ethylene pipeline will be routed through our ethane export terminal in Morgan’s Point, which provides us with future flexibility should we develop ethylene export capabilities at our Morgan’s Point marine terminal.

Completion of Azure Acquisition
In March 2017, we announced the execution of a definitive agreement to acquire the midstream business and assets of Azure Midstream Partners, L.P. and its operating subsidiaries (“Azure”).   The purchase agreement was the result of Azure’s bankruptcy auction proceedings, which we won with a bid price of $189 million.   The sale was approved by the U.S. Bankruptcy Court for the Southern District of Texas on March 15, 2017.

Azure’s assets, which are located in East Texas and North Louisiana, include over 960 miles of natural gas gathering pipelines, three natural gas processing facilities with an aggregate processing capacity of approximately 210 MMcf/d, and two NGL pipelines with throughput capacities of 10 MBPD each.   The Azure assets serve production from the Haynesville Shale and Bossier, Cotton Valley and Travis Peak formations.

The transaction closed in April 2017 after receiving final regulatory approvals and the satisfaction of other closing conditions.

Plans to Build Ninth NGL Fractionator at Our Mont Belvieu, Texas Complex
In March 2017, we resumed construction of our ninth NGL fractionator at our Mont Belvieu, Texas complex in anticipation of increased NGL production from the Permian Basin.  The new fractionator, which is expected to be completed by mid-2018, would have a nameplate capacity of 85 MBPD.  We have secured the necessary permits and emission credits for this project. Upon completion of this expansion project, we would have approximately 755 MBPD of total NGL fractionation capacity at our Mont Belvieu complex and a combined 1.2 MMBPD of capacity across all of our NGL fractionators.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
3.1	Amendment No. 1 to Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products Holdings LLC, dated effective as of April 26, 2017.
99.1	Enterprise Products Partners L.P. earnings press release dated May 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: May 2, 2017	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Senior Vice President-Accounting and Risk Control of Enterprise Products Holdings LLC

	By:	/s/ Michael W. Hanson
	Name:	Michael W. Hanson
	Title:	Vice President and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
3.1	Amendment No. 1 to Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products Holdings LLC, dated effective as of April 26, 2017.
99.1	Enterprise Products Partners L.P. earnings press release dated May 2, 2017.